EXHIBIT 10.1

KEY MANAGEMENT SEVERANCE AGREEMENT

This Key Management Severance Agreement, dated as of ______ (the “Agreement”), is hereby entered into by and between _____________ (the “Employee”) and Benchmark Electronics, Inc., a Texas corporation (the “Company”).

AGREEMENT

The Company has employed the Employee as one of its key management employees, and the Company and Employee desire to set forth their agreement regarding certain terms and conditions relating to such employment and, in particular, the termination thereof.  In consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

Section 1.  Employment at Will.  Notwithstanding the terms of this Agreement, each of the Employee and the Company is free to end the employment relationship at any time, for any reason, with or without cause (as defined hereafter) and, subject to the terms and conditions hereof, with or without notice.

Section 2.  Duties.  The Employee shall perform such reasonable key employee duties as may be assigned to him/her from time to time by the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”).  Except as otherwise provided herein, or as may otherwise be approved by the Chief Executive Officer and/or Board of the Company, and except during vacation periods and reasonable periods due to sickness, personal injury or other disability, the Employee agrees to devote substantially all of his/her available time to the performance of his/her duties to the Company hereunder, provided  that nothing contained herein shall preclude the Employee from (i) serving on the board of directors of any business or corporation on which he/she is serving on the date hereof or, with the consent of the Chief Executive Officer and/or Board, serving on the board of directors of any other business or corporation, (ii) serving on the board of, or working for, any charitable or community organization, and (iii) pursuing his/her personal financial and legal affairs so long as such activities do not materially interfere with the performance of the Employee’s duties hereunder.

Section 3.  Term.  Except as otherwise provided herein, the term of this Agreement shall be for one (1)  year (the “Initial Term”), commencing on the date of this Agreement.  This Agreement shall be automatically renewed thereafter for successive one (1) year terms (each such renewal term, a “Renewal Term”), unless either party gives to the other written notice of termination no fewer than ninety (90) days prior to the expiration of the Initial Term or any such Renewal Term, which notice shall expressly refer to this Section 3 of the Agreement and state that such party does not wish to extend the Agreement beyond the end of the Initial Term or the Renewal Term then in effect.  The provisions of this Agreement shall survive any termination hereof.

Section 4.  Compensation and Benefits.  In consideration for the services of the Employee, the Company shall compensate the Employee and perform its other obligations as provided in this Section 4.

(a) Base Salary.  The Employee currently receives a base salary and shall be entitled to continue receiving a base salary in an amount determined from time to time by the Chief Executive Officer and/or Compensation Committee of the Board (the “Compensation Committee”).  The annualized amount of such base salary for each respective annual one (1) year period, including any increases hereafter approved, is referred to as the “Base Salary” for such respective one-year period.

(b) Bonus.  The Employee is currently eligible for a bonus and shall be entitled to continue participating in a bonus plan consistent with the Employee’s current plan, or such other plan as may be approved from time to time by the Chief Executive Officer and/or Compensation Committee for similarly situated key management employees of the Company, subject to the terms and conditions of such applicable bonus plan (the “Bonus Plan”).  All bonuses payable to the Employee under the Bonus Plan in effect from time to time shall be determined and paid on or prior to March 15 or such later date that bonuses are paid to other employees under the Bonus Plan in the year following the year for which such bonus is earned and payable.

(c) Other Long-Term Incentive Compensation.  The Employee shall be entitled to participate in all long-term incentive compensation programs (if any) as may be approved from time to time by the Chief Executive Officer and/or Compensation Committee for similarly situated key management employees of the Company at a level commensurate with his/her position.

(d) Other Benefits.  During the term of this Agreement, the Employee shall be entitled to participate in and receive benefits under any and all pension, profit-sharing, life and other insurance, medical, dental, health and other welfare and fringe benefit plans and programs, and be provided any and all other perquisites, that are from time to time made available to key management employees of the Company.  The Employee’s participation in any employee benefit plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program.  The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.  The Employee shall also be entitled to an amount of paid vacation per calendar year, and sick leave and illness and disability benefits, in accordance with such reasonable Company policy as may be applicable from time to time to similarly situated key management employees of the Company.

(e) Compensation Recovery Policy.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of the Company or any committee thereof in response to the requirements of said Section 10D and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

Section 5.  Expenses and Other Employment-Related Matters.  It is acknowledged by the parties that the Employee, in connection with his/her employment, will be required to make payments for travel, entertainment and similar expenses.  The Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with his/her employment or otherwise on behalf of the Company.

Section 6.  Termination.  The Employee’s employment may terminate at any time as provided in this Section 6.  The date upon which the Employee’s termination of employment with the Company occurs is the “Termination Date”.  For purposes of Sections 6(c) and 6(d)  of this Agreement only, with respect to the timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and guidance thereunder.

(a) Death or Disability.  The Employee’s employment will terminate (i) immediately upon the death of the Employee or (ii) at the option of the Company, upon thirty (30) days’ prior written notice to the Employee, in the event of the Employee’s disability.  The Employee shall not be deemed disabled unless, as a result of the Employee’s incapacity due to physical or mental illness (as determined by a physician selected by the Employer or its insurers and reasonably acceptable to the Employee or his/her representative), the Employee shall have been absent from and unable to perform his/her duties with the Company on a full-time basis for one hundred twenty (120) consecutive business days.  In the event of termination of the Employee’s employment pursuant to this Section 6(a):

(1) The Company shall immediately pay the Employee (or his/her estate) (i) any portion of the Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

(2) All equity awards that are not “performance-based”, including any restricted stock, restricted stock units and stock options, shall immediately vest in full.  “Performance-based” awards are those awards whose vesting is predicated on the achievement of one or more performance metrics rather than the passage of time.

(3)  The Company shall immediately pay to Employee (or his/her estate) (a) any bonus earned under the Bonus Plan for the year prior to termination if such bonus has not yet been paid, and (b) an annual bonus for the year of termination equal to the target amount to which the Employee would have been entitled under the Bonus Plan, calculated in accordance with the terms of the Bonus Plan assuming the achievement (but not exceedance) of all targets, corporate performance, etc., as applicable under the Bonus Plan, as if the Employee had remained employed through the date of payment of bonuses under the Bonus Plan, which bonus shall be prorated by dividing the number of days the

Employee was employed during the year by 365, and multiplying the result by the amount  to which the Employee would have been entitled under the Bonus Plan.

(4) The Employee (or his/her estate) shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(b) For Cause.  The Company may terminate the Employee’s employment for Cause (as defined below) upon written notice by the Company to the Employee, such Termination to be determined in accordance with the last paragraph of this Section 6(b) below.  In the event of termination of the Employee’s employment for Cause pursuant to this Section 6(b), then the Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursement under Section 5 hereof for expenses incurred prior to such termination.  The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

For purposes of this Agreement, the term “Cause” shall mean the Employee’s (i) gross negligence in the performance of his/her duties with the Company, which gross negligence results in a material adverse effect on the Company, provided  that no such gross negligence will constitute “Cause” if it relates to an action taken or omitted by the Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interests of the Company; (ii) habitual neglect or disregard of his/her duties with the Company that is materially and demonstrably injurious to the Company, after written notice from the Company stating the duties the Employee has failed to perform; (iii) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company; (iv) obstruction, impedance, or failure to materially cooperate with an investigation authorized by the Board, a self-regulatory organization empowered with self-regulatory responsibilities under federal or state laws, or a governmental department or agency; or (v) conviction of a felony, provided  that no such conviction will constitute “Cause” if it relates to an action determined by the Board, in its sole discretion, to have been taken or omitted by the Employee in the good faith, reasonable belief that such action or omission was in or not opposed to the best interest of the Company. The Employee’s employment may not and shall not be terminated for Cause unless the (1) Board provides the Employee with written notice stating the conduct alleged to give rise to such Cause, (2) the Employee has been given an opportunity to be heard by the Board, (3) in the case of clause (i) or (ii) of the definition of Cause, the Employee has been given a reasonable time to cure, and the Employee has not cured such negligence or failure to the reasonable satisfaction of the Board, and (4) the Board has approved such termination by majority vote of the members of the Board, excluding the Employee.

(c) By Company Without Cause.  The Company may terminate the Employee’s employment at any time for any reason without Cause.  In the event of any termination of the Employee’s employment by the Company without Cause pursuant to this Section 6(c):

(1) The Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursement under Section 5 hereof for expenses incurred prior to such termination.

(2) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(3) Subject to the Employee satisfying the conditions in Section 6(g) and subject to Section 6(c)(6), the Company shall pay the Employee severance pay for the Severance Period (as defined below) at the per annum rate which shall equal one hundred percent (100%) of his/her Base Salary at the date of such termination.  The Company shall pay such severance pay during the Severance Period in accordance with the Company’s regular pay practices, which in any case shall be no less frequent than bi-weekly; provided, however, that if the severance pay relates to a termination within the twelve (12) months preceding or the twenty-four (24) months following a Change in Control (as defined in Section 7 below) (a “CIC Period”), then the payment shall be made in a single, lump-sum payment in an amount equal to the amount that would have been payable throughout the Severance Period as soon as practicable following the Termination Date, but in no event later than the day that is thirty (30) days following the Termination Date, in each case, subject to Section 11(l).  The Company’s obligation to make such payments shall be absolute and unconditional, except as to the Employee’s compliance with the conditions in Section 6(g).  Without limiting the foregoing, such payments shall not be subject to any right of offset or similar right, and the Employee shall have no obligation of mitigation or similar obligation with respect thereto.

For purposes of this Agreement, the term “Severance Period” means a period equal to one (1) full year beginning on the Termination Date; provided, however, that if the termination of the Employee’s employment occurs within a CIC Period, “Severance Period” means a period equal to two (2) full years beginning on the Termination Date.

(4) Subject to the Employee satisfying the conditions in Section 6(g) and subject to Section 6(c)(6), (a) the Employee shall be entitled to receive (when otherwise payable) any bonus earned under the Bonus Plan for the year prior to termination if such bonus has not yet been paid, and (b) an annual bonus for the year of termination equal to the target amount to which the Employee would have been entitled under the Bonus Plan, calculated in accordance with the terms of the Bonus Plan assuming the achievement (but not exceedance) of all targets, corporate performance, etc., as applicable under the Bonus Plan, as if the Employee had remained employed through the date of payment of bonuses under the Bonus Plan.  Such bonus shall be payable at the time bonuses are otherwise paid under the Bonus Plan in the year following termination.  Notwithstanding the foregoing, if the annual bonus referred to in the preceding sentence relates to a termination within a CIC Period, then the bonus amount to be paid shall be equal to two (2) times the bonus otherwise payable, and shall be paid in a single, lump-sum payment as soon as practicable following the Termination Date, but in no event later than the day that is thirty (30) days following the Termination Date, in each case, subject to Section 11(l).

(5) Subject to the Employee satisfying the conditions in Section 6(g), if Employee is eligible for and properly elects to continue Employee’s (or his/her dependents’) group health insurance coverage, as in place immediately prior to the Termination Date, the Company shall pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date for twelve (12) months following the Termination Date, provided, however, that if the Termination Date occurs within a CIC Period, such period shall be extended to eighteen (18) months, and, provided further that such benefits continuation will cease if and to the extent the Employee becomes eligible for similar benefits by reason of new employment or the Employee otherwise is no longer eligible for continuation coverage pursuant to applicable laws and plans.

(6)  If Employee secures other employment following termination, the payments to be made pursuant to Sections 6(c)(3) and (4) shall be reduced to an amount equal to fifty percent (50%) of the balance of the amounts otherwise payable but not yet paid under such sections at the time of the commencement of such other employment; provided, however, that this clause (6) shall not apply to terminations occurring during a CIC Period.

(d) By Employee for Good Reason.  The Employee may terminate his/her employment at any time for Good Reason (as defined below).  In the event of any termination of the Employee’s employment by the Employee for Good Reason pursuant to this Section 6(d):

(1) The Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursement under Section 5 hereof for expenses incurred prior to such termination.

(2) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(3) Subject to the Employee satisfying the conditions in Section 6(g) and subject to Section 6(d)(6), the Company shall pay the Employee severance pay for the Severance Period (as defined above) at the per annum rate which shall equal one hundred percent (100%) of his/her Base Salary at the date of such termination.  The Company shall pay such severance pay during the Severance Period in accordance with the Company’s regular pay practices, which in any case shall be no less frequent than bi-weekly; provided, however, that if the severance pay relates to a termination within a CIC Period, then the payment shall be made in a single, lump-sum payment as soon as practicable following the Termination Date but in no event later than the day that is thirty (30) days following the Termination Date, in each case, subject to Section 11(l).  The Company’s obligation to make such payments shall be absolute and unconditional, except as to the Employee’s compliance with the conditions in Section 6(g).  Without limiting the foregoing, such payments shall not be subject to any right of offset or similar right, and the Employee shall have no obligation of mitigation or similar obligation with respect thereto.

(4) Subject to the Employee satisfying the conditions in Section 6(g) and subject to Section 6(d)(6), (a) the Employee shall be entitled to receive (when otherwise payable) any bonus earned under the Bonus Plan for the year prior to termination if such bonus has not yet been paid, and (b) an annual bonus for the year of termination equal to the target amount to which the Employee would have been entitled under the Bonus Plan, calculated in accordance with the terms of the Bonus Plan assuming the achievement (but not exceedance) of all targets, corporate performance, etc., as applicable under the Bonus Plan, as if the Employee had remained employed through the date of payment of bonuses under the Bonus Plan in the year following termination.  Such bonus shall be payable at the time bonuses are otherwise paid under the Bonus Plan in the year following termination. Notwithstanding the foregoing, if the annual bonus referred to in the preceding sentence relates to a termination within a CIC Period, then the bonus amount to be paid shall be equal to two (2) times the bonus otherwise payable, and shall be paid in a single, lump-sum payment as soon as practicable following the Termination Date, but in no event later than the day that is thirty (30) days following the Termination Date, in each case, subject to Section 11(l).

(5) Subject to the Employee satisfying the conditions in Section 6(g), if Employee is eligible for and properly elects to continue Employee’s (or his/her dependents’) group health insurance coverage, as in place immediately prior to the Termination Date, the Company shall pay for the portion of the premium costs for such coverage that the Company would pay if Employee remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date for twelve (12) months following the Termination Date, provided, however, that if the Termination Date occurs within a CIC Period, such period shall be extended to eighteen (18) months, and, provided further that such benefits continuation will cease if and to the extent the Employee becomes eligible for similar benefits by reason of new employment or the Employee otherwise is no longer eligible for continuation coverage pursuant to applicable laws and plans.

(6)  If Employee secures other employment following termination, the payments to be made pursuant to Sections 6(d)(3) and (4) shall be reduced to an amount equal to fifty percent (50%) of the balance of the amounts otherwise payable but not yet paid under such sections at the time of the commencement of such other employment; provided, however, that this clause (6) shall not apply to terminations occurring during a CIC Period.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Employee’s consent: (A) a material diminution of the Employee’s duties or responsibilities, (B) a reduction in the Employee’s targeted compensation opportunity of greater than ten percent (10%), (C) the requirement that Employee move to a principal office location that is more than 50 miles from the Company’s current headquarters location in Scottsdale, Arizona without Employee's consent; (D) termination of this Agreement by the Company as provided in Section 3 above or (E) a material breach by the Company of any provision of this Agreement; provided, however, that the occurrence of any of the events described in clauses (A) through (D) above will not constitute Good Reason unless (i) the

Employee gives the Company written notice within sixty (60) days after the initial occurrence of any of such event that the Employee believes that such event constitutes Good Reason and, (ii) the Company thereafter fails to cure any such event within ninety (90) days after receipt of such notice, and (iii) the Employee’s Termination Date as a result of such event occurs within 180 days after the initial occurrence of such event.

(e) By Employee Without Good Reason.  The Employee may terminate his/her employment at any time without Good Reason upon thirty (30) days’ prior written notice to the Company.  In the event of any such termination of the Employee’s employment by the Employee without Good Reason pursuant to this Section 6(e):

(1)  The Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

(2) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(f)  Retirement.  The Employee may elect to retire at any time after reaching age 55 if the Employee has completed at least 10 full years of service with the Company, which years need not be consecutive.  In the event of any such retirement pursuant to this Section 6(f):

(1)  The Company shall immediately pay the Employee (i) any portion of the Employee’s Base Salary accrued but unpaid through the Termination Date and (ii) all payments and reimbursements under Section 5 hereof for expenses incurred prior to such termination.

(2) All equity awards that are not “performance-based”, including any restricted stock, restricted stock units and stock options, shall continue vesting until fully vested as though the Employee remained employed by the Company.  Notwithstanding the foregoing, all other conditions of the awards shall continue to apply.

(3) The Employee shall be entitled to receive all vested benefits under the Company’s otherwise applicable plans and programs.

(g) Conditions For Severance and Benefits Continuation Payments. Notwithstanding anything above to the contrary, any obligation of the Company to provide the severance or benefits continuation payments under Sections 6(c)(3) through 6(c)(5)  or under Sections 6(d)(3) through 6(d)(5)  above shall be contingent upon (i) the Employee executing and not rescinding a general release in a form prepared by the Company, and (ii) the Employee strictly complying with the terms of this Agreement, and any other written agreements between the Company and the Employee, including without limitation the Employee’s compliance with the obligations under Sections 8 and 9 below that survive the termination of the Employee’s employment.  The Employee acknowledges and agrees that his/her breach of the obligations set forth in Sections 8 and 9 shall entitle the Company to rescind the payments otherwise required under this Section 6, and to seek reimbursement from the Employee of any amounts already paid under this Section.

(h) Parachute Payment Restrictions.  If any payment or benefit to be paid or provided to the Employee under this Agreement, taken together with any payments or benefits otherwise paid or provided to the Employee by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to the Employee is less than what the net after-tax amount to the Employee would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times the Employee’s base amount, less $1.00.  Should such a reduction in payments and benefits be required, the Employee shall be entitled, subject to the following sentence, to designate those payments and benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to the Employee and avoid characterization of such aggregate payments and benefits as a parachute payment.  The Company will provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation.  To the extent that the Employee’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if the Employee fails to make such a designation within ten (10) business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits that are to be paid or provided the furthest in time from the date of the Company’s determination.  For purposes of this Section 6(h), a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

Section 7.  Change in Control.  For purposes of this Agreement, (1) the term “Person” means any individual, corporation, partnership, trust, company, business, firm, association, organization, governmental instrumentality, other entity, syndicate or group, (2) the term “Voting Securities” shall mean, as to any Person, the then outstanding securities of or other interests in such Person entitled to vote generally in the election of directors, trustees or similar managers of such Person, (3) the term “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or any entity in which the Company has a significant equity interest, and (4) the term “Change in Control” shall mean the occurrence of any of the following events:

(a)  during any period of 24 consecutive calendar months, individuals who were Directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Company’s Board; provided, however, that any individual becoming a Director subsequent to the first day of such period whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case, other than the management of the Company or the Board;

(b)   the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its subsidiaries, but in the case of this clause (y) only if Company Voting Securities are issued or issuable, or the sale or other disposition of all or substantially all the assets of the Company to a Person that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (i) all or substantially all the Persons who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Company Voting Securities outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the corporation or other entity resulting from such Reorganization (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (ii) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (iii) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(c)  the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (b) above that does not otherwise constitute a Change in Control; or

(d)  any Person (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this paragraph (d), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (iii) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of paragraph (b) above.

Section 8.  Confidential Information.  The Employee recognizes and acknowledges that certain proprietary, non-public information owned by the Company and its affiliates, including without limitation proprietary, non-public information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales products, profits, costs, markets, key personnel, technical processes, and trade secrets (hereinafter called “Confidential Information”), are valuable, special and unique assets of the Company and its affiliates.  The Employee will not, during or after his/her term of employment, without the prior written consent of a member of the Board believed by the Employee to have been authorized by the Board for such purpose, knowingly and intentionally disclose any of the Confidential Information obtained by him/her while in the employ of the Company to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, directly or indirectly (other than to an employee of the Company of its affiliates, a director of the Company or its affiliates, or a person to whom disclosure is necessary or appropriate in the Employee’s good faith judgment in connection with the performance of his/her duties hereunder or otherwise on behalf of the Company), unless and until such Confidential Information becomes publicly available (other than as a consequence of the breach by the Employee of his/her confidentiality obligations under this Section 8), and except as may be required (or as the Employee may be advised by counsel is required) in connection with any judicial, administrative or other governmental proceeding or inquiry.  In the event of the termination of his/her employment, whether voluntary or involuntary and whether by the Company or the Employee, the Employee will deliver to the Company and will not take with him/her any documents, or any other reproductions (in whole or in part) of any items, comprising Confidential Information (except that the Employee may retain his/her personal address, telephone and other contact lists and information and any other documents or reproductions retained upon the advice of counsel).  Notwithstanding any other provision hereof, the term “Confidential Information” does not include any information that (a) is or becomes publicly available other than as the result of the breach by the Employee of his/her confidentiality obligations under this Section 8, (b) became, is or becomes available to the Employee on a non-confidential basis from a source, other than the Company, that to the Employee’s knowledge is not prohibited from disclosing such information to the Employee by a confidentiality obligation owed to the Company or (c) was known to the Employee prior to becoming an officer of the Company.  The provisions of this Section 8 shall expire and be of no further force and effect on the third (3rd) anniversary of the Termination Date of the Employee’s employment with the Company.

Section 9.  Non-Competition, Non-Solicitation, Non-Disparagement.  During the period of Employee’s employment with the Company and during the Severance Period, the Employee will not knowingly and intentionally (i) engage, directly or indirectly, alone or as a partner, officer, director, employee, or consultant of any other business organization, in any business activities that are substantially and directly competitive with the business activities then conducted by the Company anywhere in the world (the “Designated Industry”); (ii) divert to any competitor of the Company in the Designated Industry any customer of the Company; (iii) solicit or encourage any officer, employee or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry or, on behalf of himself/herself or any other Person, hire, employ or engage any such person; or (iv) engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in any conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its subsidiaries, their products and services, or their past and present officers, directors, employees and consultants.  The parties hereto acknowledge that (A) the Employee’s non-competition obligations hereunder will not preclude the Employee from (x) owning less than 5% of the common stock of any publicly traded corporation or other Person conducting business activities in the Designated Industry or (y) serving as a director of a corporation or other Person engaged in the manufacturing or electronics industry whose business operations are not substantially and directly competitive with those of the Company; and (B) the restrictions set forth in clause (iv) of the preceding sentence shall not apply to any statements by the Employee that are made truthfully in response to a subpoena or as otherwise required by applicable law or other compulsory legal process.  Upon the termination of Employee’s employment with the Company for any reason, the Company agrees to direct the then current members of its Board and key management team not to engage in any conduct or to make any statements, or direct any other person to engage in any conduct or to make any statements, that disparage, criticize or otherwise impair the reputation of Employee.

Section 10.  Arbitration.

(a) Subject Claims; Initiation of Binding Arbitration. The Company and the Employee agree that all (i) disputes and claims of any nature that the employee may have against the Company and any subsidiaries or affiliates and their officers and employees, including all federal or state statutory, contractual, and common law claims (including all employment discrimination claims) arising from, concerning, or relating in any way to our employment relationship, (ii) all disputes and claims of any nature that the Company may have against the Employee, or (iii) any dispute among us about the arbitrability of any claims or controversy will be resolved out of court.  Any such claims will be submitted exclusively first to mandatory mediation and, if mediation is unsuccessful, to mandatory arbitration.

(b) Arbitration Procedure.  Unless otherwise agreed in writing by the Company and the Employee, any arbitration proceeding will be held in Houston, Texas.  The arbitration will be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA” Rules).  The claim will be submitted to a single experienced, neutral employment arbitrator selected in accordance with the AAA Rules.  The arbitrator shall have full authority to award or grant all remedies provided by law.  The arbitrator shall have full authority to permit adequate discovery.  At the conclusion of the arbitration proceeding, the arbitrator shall issue a written, reasoned award.  The award of the arbitration shall be final and binding.  A judgment upon the award may be entered and enforced by any court having jurisdiction.  Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration, provided, however, that the Company shall pay for the fees of the arbitrator and the administrative and filing fees charged by the AAA.

(c) Confidentiality; Nonjoinder. All information regarding the dispute or claim or mediation or arbitration proceedings, including the mediation settlement or arbitration award, will not be disclosed by the Employee or by the Company or any mediator or arbitrator to any third party without the written consent of the Employee and the Company.  In no event may an arbitrator allow any party to join claims of any other employee in a single arbitration proceeding without consent of the Employee and the Company.  In the event that the dispute or claim involves a written agreement between the Employee and the Company (including this Agreement) or a compensation plan, the arbitrator will have no authority to add to, detract from, or otherwise modify the agreement or plan provisions other than as expressly set forth in that agreement or plan.  Should this arbitration agreement conflict with the arbitration provisions of any other agreement that the Employee has with the Company, the terms of this Agreement will govern.

(d) Equitable Relief.  In the event that irreparable injury could occur during the pendency of a mediation or arbitration proceeding, to restore or maintain the status quo until the dispute has been resolved by mediation or arbitration a party may apply to a court of competent jurisdiction to obtain a temporary or preliminary injunction in aid of mediation and arbitration.

(e) Binding Agreement.  Notwithstanding any policy of the Company permitting it to alter its policies, procedures, and the terms and conditions of employment, this agreement to arbitrate is binding and cannot be modified or superseded except by a written agreement signed by an authorized representative of the Company and the Employee.

 Section 11.  General.

(a) Notices.  All notices and other communications hereunder will be in writing, and will be deemed to have been duly given if delivered personally, or three (3) business days after being mailed by certified mail, return receipt requested, or upon receipt if sent by written telecommunications, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 11(a):

If to Company, to:

Benchmark Electronics, Inc.

4141 N. Scottsdale Rd., Ste. 301

Scottsdale, AZ 85251

Attn: Corporate Secretary

If to Employee, to:

__________________

__________________

__________________

(b) Withholding; No Offset.  All payments required to be made by the Company under this Agreement to the Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.  No payment under this Agreement will be subject to offset or reduction attributable to any amount of obligation the Employee may owe or be liable for to the Company or any other Person.

(c) Equitable Remedies.  Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his/her obligations under any of Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(d) Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

 (e) Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise of any other right, power or privilege.

(f) Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument

(g) Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

(h) Reference to Agreement.  Use of the words “herein”, “hereof”, and “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular Section, subsection or provision of this Agreement, unless otherwise noted.  Any reference to a “Section” or “subsection” shall refer to a Section or subsection of this Agreement, unless otherwise noted.

(i) Successors and Binding Agreement.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable, or delegable by the Company.  Without limiting the foregoing, the surviving or transferee corporation or other person in any such transaction (whether by merger, consolidation, reorganization, transfer of business or assets, or otherwise) shall be subject to the provisions of Section 7 hereof and shall be deemed to be the Company for purposes of such provisions, regardless of whether such transaction itself constituted a Change of Control of the Company.

 (j) Entire Agreement; Amendments and Waivers.  This Agreement contains the entire understanding of the parties, and supersedes all prior agreements and understandings between them, relating to the subject matter hereof.  This Agreement may not be amended or modified except by a written instrument hereafter signed by each of the parties hereto, and may not be waived except by a written instrument hereafter signed by the party granting such waiver.  The Company has not made any promise or entered into any agreement that is not expressed in this Agreement, and the Employee is not relying upon any statement or representation of any agent of the Company.  In executing this Agreement, the Employee is relying solely on his/her judgment and has been represented by the legal counsel of his/her choice in connection with this Agreement who has read and explained to the Employee the entire contents of this Agreement, as well as explained the legal consequences.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(k) Governing Law.  This Agreement and the performance hereof shall be governed and construed in all respects, including but not limited to validity, interpretation and effect, by the laws of the State of Arizona, without regard to the principles or rules of conflict of laws thereof.

(l) Section 409A.  This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A of the Code, including current and future guidance and regulations interpreting such provisions (collectively, “Code Section 409A”), and should be interpreted accordingly.  Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Code Section 409A, and if such amount is payable as a result of the Employee’s “separation from service” at such time as the Employee is a “specified employee” (within the meaning of those terms as defined in Code Section 409A), then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the date that is six (6) months after the Employee’s separation from service.   Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

Executed as of the date and year first above written.

Benchmark Electronics, Inc.

By:

Employee:

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